Data Demonstrates Metabolic Benefits of Adding CORLUX(R) to Treatment With Risperdal(R)

MENLO PARK, CA -- (Marketwire - February 23, 2009) - Corcept Therapeutics (NASDAQ: CORT) today announced additional positive results from a clinical study that tested whether CORLUX mitigates the weight gain and other metabolic effects associated with Risperdal. The company previously announced top-line data demonstrating that adding CORLUX to Risperdal treatment in healthy subjects resulted in a statistically significant reduction in weight gain compared to that seen in subjects receiving Risperdal alone. Analysis of key secondary endpoints demonstrates that the addition of CORLUX to Risperdal also results in less abdominal fat, lower fasting insulin levels and lower triglyceride levels -- all of which were statistically significant compared to treatment with Risperdal alone.

Risperdal, a leading antipsychotic for the treatment of schizophrenia and bipolar disorder, is marketed by Johnson & Johnson. CORLUX is Corcept's late-stage GR-II receptor antagonist, which the company is also evaluating in ongoing Phase 3 trials for psychotic depression and Cushing's Syndrome.

The data announced today demonstrated benefits of adding CORLUX to treatment with Risperdal, beyond the mitigation of weight gain. The results from this study confirmed results previously reported from a similar clinical study of CORLUX when added to treatment with Zyprexa, which demonstrated statistically significant mitigation of Zyprexa-associated weight gain, as well as a favorable impact on metabolic markers.

"We are pleased to have demonstrated that not only does CORLUX appear to mitigate the weight gain associated with Risperdal, it also has a positive impact on metabolic markers that are commonly associated with increased morbidity and mortality," said Dr. Robert L. Roe, M.D., President of Corcept. "The use of GR-II antagonists to prevent the broad range of adverse effects commonly associated with the use of many antipsychotic drugs could provide a significant health and quality of life benefit to the millions of people currently taking these medications."

"Data from proof of concept studies of CORLUX like those announced today provide valuable support for development of our next-generation GR-II receptor antagonists. The company plans to advance its lead selective GR-II receptor antagonist, CORT 108297, into clinical trials in the next 12 months," said Joseph K. Belanoff, M.D., Chief Executive Officer of Corcept Therapeutics.

Study Design: The study was a four-week randomized double-blind controlled study in 75 lean, healthy men (body mass index of 23 or less). Subjects were randomized to receive either Risperdal plus placebo (n=30), Risperdal plus CORLUX (n=30) or CORLUX plus placebo (n=15). Daily weights were recorded, as well as abdominal fat (as measured by waist circumference), fasting insulin, and triglycerides.

Results: As previously reported, subjects in the Risperdal alone group gained an average of 9.2 pounds, compared to a gain of 5.1 pounds in the Risperdal plus CORLUX group. This difference was highly statistically significant (p < 0.0001). Today we announced that the increase in abdominal fat (as measured by waist circumference) was 3.57 cm in the Risperdal alone group, compared to 2.03 cm in the Risperdal plus CORLUX group (p < 0.05). Fasting insulin increased by 10.97 mU/L in the Risperdal alone group, compared to 1.80 mU/L in the Risperdal plus CORLUX group (p < 0.05). In addition, triglycerides increased by 30.57 mg/dL in the Risperdal alone group, compared to an increase of only 3.13 mg/dL in the Risperdal plus CORLUX group (p < 0.01).

Atypical Antipsychotics Are All Known to Cause Weight Gain

The labels of the class of medications known as atypical antipsychotics contain a warning for hyperglycemia and diabetes mellitus, both associated with the weight gain and related metabolic effects seen in many patients. These medications are:

Abilify® (aripiprazole, Bristol Myers Squibb and Otsuka American
 Pharmaceutical)
Clozaril® (clozapine, Novartis)
Geodon® (ziprasidone, Pfizer)
Risperdal® (risperidone, Janssen, a unit of Johnson & Johnson)
Seroquel® (quetiapine, AstraZeneca)
Zyprexa® (olanzapine, Eli Lilly).

Despite their side effect profile, atypical antipsychotic medications are widely prescribed throughout the world because of their efficacy.

Next-Generation GRII Antagonists Demonstrated Weight Gain Mitigation in Preclinical Studies

Corcept has also discovered and filed patents for three additional series of compounds which, similar to CORLUX, block cortisol's activity at the GRII receptor, but unlike CORLUX, do not block the progesterone receptor. The company recently announced that CORT 108297, a potential lead compound from these series, demonstrated prevention and reversal of Zyprexa® (olanzapine) associated weight gain in two preclinical studies. In a human microdosing study the compound was extremely well absorbed, demonstrated good bioavailability and had a half-life that appears compatible with once-a-day oral dosing. Corcept retains worldwide commercial rights to CORT 108297 as well as all additional compounds within the three series.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the development of drugs for the treatment of severe psychiatric and metabolic disorders. The company has two Phase 3 programs ongoing; CORLUX for the treatment of the psychotic depression and for Cushing's Syndrome.

Corcept has also developed an extensive intellectual property portfolio that covers the use of GRII antagonists in the treatment of a wide variety of psychiatric and metabolic disorders, including the prevention of weight gain caused by the use of antipsychotic medication.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to Corcept's clinical development and research programs. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the cost, rate of spending, completion or success of clinical trials; financial projections may not be accurate; there can be no assurances that Corcept will pursue further activities with respect to the development of CORLUX, CORT 108297, or any of its other selective GR-II antagonists. These and other risk factors are set forth in the Company's SEC filings, all of which are available from our website (www.corcept.com) or from the SEC's website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

CONTACT:
Caroline Loewy
Chief Financial Officer
Corcept Therapeutics
650-688-8783
cloewy@corcept.com